Exhibit 10.52


October 15, 2001

Mr. Recie B. Bomar
11 Ledgewood Lane
South Salem, NY 10590-2022

Re:  EMPLOYMENT LETTER AGREEMENT DATED FEBRUARY 8, 1999

Reference is hereby made to the Letter Agreement ("Agreement") between MIM Corporation (the "Company") and Recie B. Bomar ("Employee") dated February 8, 1999 pursuant to which Employee has been employed by the Company since that time. In consideration of Employee's service since that time and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Employee hereby amend and supplement the Agreement, effective as of the date indicated above, on the following terms.

1. Paragraph 1 entitled "POSITION AND DUTIES" is hereby amended and restated in its entirety as follows:

"1. POSITION AND DUTIES: President of PBM Division of Scrip Solutions, Inc., with overall responsibility for PBM business of the Company and its subsidiaries and affiliates including, but not limited to:

     (i) Preparation of, and primary responsibility for sales and marketing plans of the Company's PBM business;

     (ii) Implementing sales and marketing plans and overall responsibility for PBM business personnel and the generation of sales related revenues; and

     (iii) The hiring and termination of personnel in support of the PBM business, with the prior approval of Chief Executive Officer.

     In such capacity, you shall report to, and shall have such further duties as shall be assigned to you by, the Company's Chief Executive Officer, Richard H. Friedman."

2. Paragraph 3 entitled "BASE COMPENSATION" is hereby amended and restated in its entirety as follows:

"3. BASE COMPENSATION: Your base salary shall be at the rate of $225,000.00 per calendar year, payable bi-weekly, or at such other times as other employees of the Company are paid generally. Your performance and compensation shall be reviewed no less frequently than every twelve (12) months. However, any increase in your compensation shall be in the Company's sole and absolute discretion."


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Recie B. Bomar
October 15, 2001
Page 2


3. Paragraph 10 entitled "SEVERANCE; CHANGE OF CONTROL" is hereby amended and restated in its entirety as follows:

"(a) CHANGE OF CONTROL. If, within the three-month period following a "Change of Control" (as defined below), you are terminated by the Company or a successor entity or you elect to terminate your employment after the Company or such successor entity assigns you duties materially inconsistent with your position prior to such Change of Control, then you shall be entitled to receive six (6) months salary and other benefits earned and accrued prior to the effective date of the termination of your employment (and reimbursement for expenses incurred prior thereto).

         In addition, all outstanding unvested options held by you shall vest and become immediately exercisable and shall otherwise be exercisable in accordance with their terms. In such event, you shall also become vested in any pension or other deferred compensation other than pension or deferred compensation under a plan intended to be qualified under Section 401(a) or 403(a) of the Internal Revenue Code of 1986, as amended. Thereafter you shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment or other triggering event, or any other rights hereunder.

         For purposes of this Agreement, "Change of Control" means the occurrence of one of the following:

      (i) a "person" or "group" within the meaning of sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the "Exchange Act") becomes the "beneficial owner" (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company (including options, warrants, rights and convertible and exchangeable securities) representing 50% or more of the combined voting power of the Company's then outstanding securities in any one or more transactions; provided, however, that purchases by employee benefits plans of the Company and by the Company or its affiliates shall be disregarded; or

      (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the operating assets of the Company; or

      (iii) a merger or consolidation, or a transaction having a similar effect (unless such merger, consolidation or similar transaction is with a subsidiary of the Company or with another company, a majority of whose outstanding capital stock is owned by the same persons or entities who at that time own a majority of the Company's outstanding common stock (the "Common Stock")), where (A) the Company is not the surviving corporation, (B) the majority of the Common Stock of the Company is no longer held by the stockholders of the Company immediately prior to the transaction, or (C) the Company's Common Stock is converted into cash, securities or other property (other than the common stock of a company into which the Company is merged).

(b) TERMINATION OTHER THAN FOR CAUSE. If you are terminated by the Company or a successor entity for any reason other than for Cause (as defined below) or you elect to terminate your employment for Good Reason (as defined below), then you shall be entitled to receive six (6) months salary and other benefits earned and accrued prior to the effective date of the termination of your employment other than for Cause or by you for Good Reason (and reimbursement for expenses incurred prior thereto).

         In addition, all outstanding unvested options held by you shall vest and become immediately exercisable and shall otherwise be exercisable in

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Recie B. Bomar
October 15, 2001
Page 3

accordance with their terms. In such event, you shall also become vested in any pension or other deferred compensation other than pension or deferred compensation under a plan intended to be qualified under Section 401(a) or 403(a) of the Internal Revenue Code of 1986, as amended. Thereafter you shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment or other triggering event, or any other rights hereunder.

         For purposes of this Agreement, "Cause" shall mean (i) the Employee's conviction of a felony or a crime of moral turpitude; or (ii) the Employee's commission of unauthorized acts intended to result in the Employee's personal enrichment at the material expense of the Company; or (iii) the Employee's material violation of the Employee's duties or responsibilities to the Company which constitute willful misconduct or dereliction of duty, or the material breach of the covenants contained in EXHIBIT B attached hereto.

         For purposes of this Agreement, "Good Reason" shall mean the existence of any one or more of the following conditions that shall continue for more than 30 days following written notice thereof by the Employee to the Company: (i) the assignment to the Employee of duties materially inconsistent with the Employee's position or positions with the Company or (ii) the reduction of your then current annual salary rate, without your consent."

4. Except as modified hereby, all provisions of the Agreement remain unmodified and in full force and effect.

5. This Agreement, as amended hereby, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

Very truly yours,

MIM Corporation

By:
   ---------------------------------
Barry A. Posner
Executive Vice President



AGREED AND ACCEPTED this ___ day of October 2001.



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Recie B. Bomar